Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-148656

PROSPECTUS SUPPLEMENT NO. 5
DATED November 17, 2008
(To Prospectus dated May 8, 2008)

REDROLLER HOLDINGS, INC.
11,700,150 Shares of Common Stock

This Prospectus Supplement No. 5 updates information contained in, and should be read in conjunction with, that certain Prospectus, dated May 8, 2008, of RedRoller Holdings, Inc. (the “Prospectus”), as updated by Prospectus Supplement No. 1, dated May 16, 2008 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2, dated August 20, 2008 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 3, dated August 29, 2008 (“Prospectus No. 3”) and Prospectus Supplement No. 4, dated October 6, 2008 (“Prospectus Supplement No. 4” and, together with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and this Prospectus Supplement No. 5, the “Prospectus Supplements”).  You should read this Prospectus Supplement No. 5 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4.  The Prospectus relates to the public sale, from time to time, of up to 11,700,150 shares of our common stock by the selling stockholders identified in the Prospectus.  We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

The information attached to this Prospectus Supplement No. 5 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by the Prospectus Supplements.

This Prospectus Supplement No. 5 includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on November 17, 2008.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “RROL.OB”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus Supplements (or the original Prospectus dated May 8, 2008) are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2008

RedRoller Holdings, Inc.
 (Exact name of Registrant as Specified in its Charter)

Delaware	333-133987	98-0539667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Soundview Plaza
1266 East Main St.
 Stamford, CT 06902-3546
 (Address of Principal Executive Offices)

(203) 852 - 0100
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.03	Bankruptcy or Receivership.

On November 13, 2008, RedRoller Holdings, Inc.,  filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, styled:  In re: RedRoller Holdings, Inc., Chapter 11 Case No. 08-51101 (AHWS).  RedRoller Holdings, Inc. is authorized to continue to manage its property and operate its business as a debtor-in-possession in accordance with sections 1107 and 1108 of the United States Bankruptcy Code.

As previously disclosed on September 15, 2008, RedRoller, Inc., the Company’s wholly-owned subsidiary, also filed for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, styled:  In re: RedRoller, Inc., Chapter 11 Case No. 08-50877 (AHWS).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 17, 2008

RedRoller Holdings, Inc.

By:	/s/ William Van Wyck
Name: William Van Wyck
Title: President